EXHIBIT 99.1

For Immediate Release

Contact:    Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2020

Greenwich, Connecticut, June 8, 2020 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the three and six months ended April 30, 2020, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following are statistics about our portfolio that are useful in assessing the impact of Covid-19 on our business:

COVID-19 UPDATE (as of May 22, 2020)

•
Of our 81 properties, 74 are shopping centers and/or free-standing, net-leased retail bank or restaurant properties.  The remaining properties are small two-story suburban office buildings in Greenwich, CT and Bronxville, NY and a childcare center in Chester, NJ.

•	72 of our shopping centers and/or free-standing, net-leased retail bank or restaurant properties are open and operating (two restaurant properties are closed).
•
68.7% of our tenants, based on gross leasable area (“GLA”), are designated “essential businesses” or are otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.

•	87.5% of our tenants designated as “essential businesses” or otherwise permitted to operate are open and operating (based on GLA).
•	62.7% of our total tenants are open and operating (based on GLA).
•
We have received 339 rent relief requests from our tenants, out of approximately 900 tenants in our consolidated portfolio.  Our plan is to work with our tenants, and on a case-by-case basis, reach agreement on lease modification terms that reflect the long-term interests of the company, as well as our tenants, recognizing that our tenants’ return to profitability on the back side of the pandemic is an important part of our mutual long-term goals.  Not all requests for rent relief will result in lease modification. We have completed 50 rent relief agreements with tenants.

RENTAL COLLECTIONS UPDATE (as of June 1, 2020)

•	68.7% of total April 2020 base rent, common area maintenance charges (CAM) and real estate taxes have been paid.
•	60.3% of total May 2020 base rent, CAM and real estate taxes have been paid.

The following are statistics about our company and balance sheet as of April 30, 2020 that are useful in assessing the impact of Covid-19 on our business:

•
We increased our provision for uncollectable tenant accounts receivable by $1.5 million in the quarter ended April 30, 2020 ($0.04 per Class A Common share), primarily as a result of the uncertainty regarding the on-going COVID-19 pandemic.

•	We have $33.9 million of cash & cash equivalents currently on our balance sheet.
•	We converted $7.1 million in liquid marketable securities to cash on May 22, 2020.
•	We have $64 million available on our unsecured revolving credit facility.
•	We have no material debt maturing for approximately the next 21 months.
•	We have reduced expectations for our Acquisitions Department and have temporarily redirected their efforts to tenant negotiations.
•
The health and safety of the company’s employees and their families is a top priority. Since mid-March, we seamlessly transitioned 100% of our workforce to working on a remote basis.  In accordance with Connecticut state regulations, our office opened at less than 50% capacity on May 20, 2020, with employees encouraged to continue working from home when feasible.

SECOND QUARTER 2020

•	$2.8 million of net income attributable to common stockholders ($0.07 per diluted Class A Common share).
•	$10.3 million of Funds From Operations (FFO)(1) ($0.27 per diluted Class A Common share).
•
FFO was reduced by a $1.4 million ($0.04 per Class A Common share) one-time increase in compensation expense as a result of the acceleration of amortization of restricted stock grants upon the passing of our former Chairman Emeritus, Charles J. Urstadt in March 2020.

•
FFO was reduced by an additional $1.5 million ($0.04 per Class A share) due to the above-noted increase in the company’s provision for uncollectable tenant accounts receivable, primarily as a result of the COVID-19 pandemic.

•	91.9% of our consolidated portfolio was leased at April 30, 2020.
•	7.1% average increase in base rental rates on new leases over the last four quarters.
•	2.7% average increase in base rental rates on lease renewals over the last four quarters.
•	On April 17, 2020, we paid a $0.28 per share quarterly cash dividend on our Class A Common Stock and $0.25 per share quarterly cash dividend paid on our Common Stock.
 (1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations:
•
The company’s Board of Directors declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock. All dividends on the preferred stock will be paid on July 31, 2020, to shareholders of record on July 17, 2020.

•
As a result of COVID-19 and the economic uncertainties resulting from the COVID-19 pandemic, the company’s Board of Directors reduced the dividend on its Common and Class A Common stock to $0.07 per Class A Common share and $0.0625 per Common share, respectively, a reduction of approximately 75% from second quarter dividends of $0.25 per Common share and $0.28 per Class A Common share, which will preserve $8.2 million of cash in the third quarter.   Dividends on the Common shares and Class A Common shares will be paid on July 17, 2020 to holders of record on July 3, 2020. The company’s Board of Directors will continue to monitor the company’s financial performance and economic outlook and intends, at a later date, to adjust the Class A Common and Common stock dividends during fiscal 2020 to at least the amount required to maintain compliance with its REIT taxable income distribution requirements.

“Our thoughts and prayers go out to all of those impacted by the COVID-19 pandemic, along with great appreciation and respect for those operating every day on the front lines,” said Willing L. Biddle, President and Chief Executive Officer. Mr. Biddle continued….“Our company entered this pandemic in a very strong position both from an operating and balance sheet perspective, and we fully expect to emerge in good shape given our superior real estate, low leverage, high percentage of grocery and pharmacy anchored properties,  financial liquidity, flexibility and dedicated employees.  The New York City suburbs, where our properties are primarily located, was one of the hardest hit areas of the country. We have been focused on protecting the health and well-being of our employees, supporting our tenants and working with the communities to which we and our properties belong.  Thankfully, our long-term strategy has resulted in 84% of our properties, measured by square feet, being anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained open during this crisis, proving how critical they are to the communities that they serve. Commercial landlords like us are facing difficult times with many stores forced to temporarily close, many of our tenants struggling and limited assistance available to commercial property owners from government sources or lenders. However, our tenant mix and low leverage gives us the ability to work with our tenants so that they can survive this crisis and operate in a profitable manner when this is over.”

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2020 was $2,799,000 or $0.07 per diluted Class A Common share and $0.07 per diluted Common share, compared to $5,798,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in last year’s second quarter.  Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2020 was $7,870,000 or $0.21 per diluted Class A Common share and $0.18 per diluted Common share, compared to $11,652,000 or $0.31 per diluted Class A Common share and $0.27 per diluted Common share in the first six months of fiscal 2019.

FFO for the second quarter of fiscal 2020 was $10,287,000 or $0.27 per diluted Class A Common share and $0.24 per diluted Common share, compared with $13,202,000 or $0.35 per diluted Class A Common share and $0.31 per diluted Common share in last year’s second quarter.  For the first six months of fiscal 2020, FFO amounted to $23,184,000 or $0.61 per diluted Class A Common share and $0.54 per diluted Common share, compared to $26,739,000 or $0.71 per diluted Class A Common share and $0.63 per diluted Common share in the corresponding period of fiscal 2019.

Both net income applicable to Class A Common and Common stockholders and FFO for the six and three months ended April 30, 2020 were reduced by $1.4 million (or $0.04 per share) relating to the acceleration of amortization of the grant value of restricted stock upon the death of our former Chairman Emeritus, Charles J. Urstadt, in March of 2020.  In addition, both net income applicable to Class A Common and Common stockholders and FFO for the six and three months ended April 30, 2020 were reduced by an uncollectable amount of lease income in the amount of $1.8 million and $1.5 million, respectively.  These amounts represented a $1.3 million increase ($0.03 per share) in the provision for the six months and three months ended April 30, 2020 when compared to the corresponding prior periods, primarily as a result of additional tenant credit losses caused by the COVID-19 pandemic.

At April 30, 2020, the company’s consolidated properties were 91.9% leased (versus 92.9% at the end of fiscal 2019) and 90.3% occupied (versus 91.4% at the end of fiscal 2019).  The company currently has 367,000 square feet of vacancy in its consolidated portfolio, 33,500 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 114,000 square feet of vacant space.  Also, as previously discussed, at April 30, 2020, the leased percentage treats as leased, and the April 30, 2020 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.4% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us at the company’s Danbury Square shopping center in Danbury, CT.  Toys R’ Us and Babies R’ Us went bankrupt in fiscal 2017, and this ground lease was purchased from Toys R’ Us and Babies R’ Us and assumed by a real estate investor in August 2018.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us, so the company’s cash flow was not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, the company has not been informed if the new owner of the lease has a tenant for the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At April 30, 2020, the company had equity interests in six unconsolidated joint ventures (719,000 square feet), which were 94.4% leased (96.1% at October 31, 2019).

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 201 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2020 and 2019 results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2020	2019	2020	2019

Revenues
Lease income	$63,148	$66,610	$30,203	$33,349
Lease termination income	348	17	139	-
Other income	2,132	1,745	938	756
Total Revenues	65,628	68,372	31,280	34,105

Operating Expenses
Property operating	10,730	11,835	4,801	5,905
Property taxes	11,718	11,718	5,908	5,805
Depreciation and amortization	14,283	13,925	7,148	6,985
General and administrative	6,384	4,919	3,607	2,265
Directors' fees and expenses	193	192	88	84
Total Operating Expenses	43,308	42,589	21,552	21,044

Operating Income	22,320	25,783	9,728	13,061

Non-Operating Income (Expense):
Interest expense	(6,648)	(7,110)	(3,309)	(3,532)
Equity in net income from unconsolidated joint ventures	976	718	463	376
Unrealized holding gains arising during the period	109	-	109	-
Gain on sale of marketable securities	-	403	-	-
Gain (loss) on sale of properties	(328)	-	11	-
Interest, dividends and other investment income	332	184	238	55

Net Income	16,761	19,978	7,240	9,960

Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,066)	(2,201)	(1,028)	(1,100)
Net income attributable to Urstadt Biddle Properties Inc.	14,695	17,777	6,212	8,860
Preferred stock dividends	(6,825)	(6,125)	(3,413)	(3,062)

Net Income Applicable to Common and Class A Common Stockholders	$7,870	$11,652	$2,799	$5,798

Diluted Earnings Per Share:
Per Common Share:	$0.18	$0.27	$0.07	$0.14
Per Class A Common Share:	$0.21	$0.31	$0.07	$0.15

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,534	9,271	9,447	9,342
Class A Common and Class A Common Equivalent	29,643	29,604	29,631	29,649

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2020 and 2019 (amounts in thousands):

	Six months ended
	April 30,				Change Attributable to
Revenues	2020	2019	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$50,883	$50,281	$602	1.2%	$(102)	$704
Recoveries from tenants	14,110	16,825	(2,715)	-16.1%	(37)	(2,678)
Uncollectible amounts in lease income	(1,845)	(496)	(1,349)	272.0%	n/a	n/a
Lease termination	348	17	331	1,947.1%	-	331
Other income	2,132	1,745	387	22.2%	(6)	393

Operating Expenses
Property operating	10,730	11,835	(1,105)	-9.3%	(85)	(1,020)
Property taxes	11,718	11,718	-	0.0%	(5)	5
Depreciation and amortization	14,283	13,925	358	2.6%	(46)	404
General and administrative	6,384	4,919	1,465	29.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	6,648	7,110	(462)	-6.5%	232	(694)
Interest, dividends, and other investment income	332	184	148	80.4%	n/a	n/a

	Three Months Ended
	April 30,				Change Attributable to
Revenues	2020	2019	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$25,591	$25,218	$373	1.5%	$(158)	$531
Recoveries from tenants	6,115	8,373	(2,258)	-27.0%	(76)	(2,182)
Uncollectible amounts in lease income	(1,503)	(242)	(1,261)	521.1%	n/a	n/a
Lease termination	139	-	139	100.0%	-	139
Other income	938	756	182	24.1%	(7)	189

Operating Expenses
Property operating	4,801	5,905	(1,104)	-18.7%	(123)	(981)
Property taxes	5,908	5,805	103	1.8%	(39)	142
Depreciation and amortization	7,148	6,985	163	2.3%	(51)	214
General and administrative	3,607	2,265	1,342	59.2%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,309	3,532	(223)	-6.3%	112	(335)
Interest, dividends, and other investment income	238	55	183	332.7%	n/a	n/a

Note 1 –Properties held in both periods includes only properties owned for the entire periods of 2020 and 2019 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 1.2% to $50.9 million for the six month period ended April 30, 2020 as compared with $50.3 million in the comparable period of 2019.  Base rents increased by 1.5% to $25.6 million for the three month period ended April 30, 2020 as compared with $25.2 million in the comparable period of 2019. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:
In the first six months of fiscal 2019, we purchased one property totaling 177,000 square feet, and sold one property totaling 10,100 square feet.  In the first six months of fiscal 2020, we sold two properties totaling 18,100 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six months ended April 30, 2020 when compared with fiscal 2019.

Properties Held in Both Periods:

Revenues

Base Rent
The net increase in base rents for the six month and three month periods ended April 30, 2020, when compared to the corresponding prior periods, was predominantly caused by an increase in base rents at most properties related to normal base rent increases provided for in our leases, new leasing at some properties and base rent revenue related to two new grocery store leases for which rental recognition began in the first six months of fiscal 2020.  The new grocer tenants are Whole Foods at our Valley Ridge shopping center in Wayne, NJ and DeCicco's at our Eastchester, NY property.  This increase was offset by a decrease in base rent revenue at six properties related to tenant vacancies.  The most significant of these vacancies were the vacating of TJ Maxx at our New Milford, CT property and a tenant at our Danbury, CT property after the first half of fiscal 2019.
In the first six months of fiscal 2019, we leased or renewed approximately 257,000 square feet (or approximately 5.6% of total consolidated property leasable area).  At April 30, 2020, the Company’s consolidated properties were 91.9% leased (92.9% leased at October 31, 2019).

Tenant Recoveries
In the six month and three month periods ended April 30, 2020, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $2.7 million and $2.3 million, respectively, when compared with the corresponding prior periods. This decrease was predominantly the result of a negative variance relating to reconciliation of the accruals for real estate tax recoveries billed to tenants in the first half of fiscal 2019 and 2020.  The decrease was further attributable to accruing a lower percentage of recovery at most of our properties as a result of our assessment that many of our smaller local tenants will have difficulty paying the full amounts required under their leases as a result of the COVID 19 pandemic.  This assessment was based on the fact that many smaller tenants' businesses were deemed non-essential by the states where they operate and were forced to close.  In addition, this decrease was accentuated by a large real estate tax reduction at one of our properties pursuant to a successful tax reduction proceeding, which reduces the amount to be billed back to tenants at that property.  These net decreases were offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due and the amount billed back to tenants for those billings.

Uncollectable Amounts in Lease Income
In the six month and three month periods ended April 30, 2020, uncollectable amounts in lease income increased by $1.3 million.  This increase was the result of an increase in our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-going COVID-19 pandemic.  Many non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close.  Our assessment was based on the premise that as we emerge from the COVID-19 pandemic, our non-credit small shop tenants will need to use most of their resources to re-establish their business footing and any existing accounts receivable attributable to these tenants would most likely be uncollectable.

Expenses

Property Operating
In the six month and three month periods ended April 30, 2020, property operating expenses decreased by $1.0 million and $981,000, respectively as a result of a large decrease in snow removal costs and parking lot repairs in the first half of fiscal 2020 when compared with the first half of fiscal 2019.

Property Taxes
In the six month and three month periods ended April 30, 2020, property tax expense was relatively unchanged when compared with the corresponding prior periods.  In the first half of fiscal 2020, one of our properties received a large real estate tax expense reduction as a result of a successful tax reduction proceeding. This decrease was offset by increased tax assessments at our other properties held in both periods, which increases the amount of tax due.

Interest
In the six month and three month periods ended April 30, 2020, interest expense decreased by $694,000 and $335,000, respectively, when compared with the corresponding prior periods, as a result of a reduction in interest expense related to our unsecured revolving credit facility.  In October 2019, we used a portion of the proceeds from a new series of preferred stock to repay all amounts outstanding on our Facility.

Depreciation and Amortization
In the six month and three month periods ended April 30, 2020, depreciation and amortization increased by $404,000 and $214,000, respectively, when compared with the prior periods primarily, as a result of a write off of tenant improvements related to a tenant that vacated our Danbury, CT property in the first quarter of fiscal 2020.

General and Administrative Expenses
In the six month and three month periods ended April 30, 2020, general and administrative expenses increased by $1.5 million and $1.3 million, respectively, when compared with the corresponding prior periods, as a result of an increase of $1.4 million in restricted stock compensation expense in the second quarter of fiscal 2020 for the accelerated vesting of the grant value of restricted stock for our former Chairman Emeritus when he passed away in the second quarter of fiscal 2020.  The increase in the six month period ended April 30, 2020 was further accentuated by an increase of $353,000 in compensation and benefits expense predominantly related to an increase in cash bonuses paid in the first quarter of fiscal 2020 and an increase in employee medical insurance costs when compared with the corresponding prior periods.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the six month and three  month periods ended April 30, 2020 and 2019 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2020 and 2019
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2020	2019	2020	2019

Net Income Applicable to Common and Class A Common Stockholders	$7,870	$11,652	$2,799	$5,798

Real property depreciation	11,336	11,333	5,665	5,669
Amortization of tenant improvements and allowances	2,075	1,732	1,039	849
Amortization of deferred leasing costs	828	812	421	419
Depreciation and amortization on unconsolidated joint ventures	747	753	374	373
Loss on sale of property	328	-	(11)	-
Loss on sale of property in unconsolidated joint venture	-	457	-	94

Funds from Operations Applicable to Common and Class A Common Stockholders	$23,184	$26,739	$10,287	$13,202

Funds from Operations (Diluted) Per Share:
Common	$0.54	$0.63	$0.24	$0.31
Class A Common	$0.61	$0.71	$0.27	$0.35

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,534	9,271	9,447	9,342
Class A Common and Class A Common Equivalent	29,643	29,604	29,631	29,649

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Six Months Ended April 30,			Three Months Ended April 30,
	2020	2019	% Change	2020	2019	% Change
Same Property Operating Results:

Number of Properties (Note 3)	74			74

Revenue (Note 2)
Base Rent	$48,495	$47,863	1.3%	$24,205	$24,024	0.8%
Recoveries from tenants	13,621	16,291	-16.4%	5,903	8,078	-26.9%
Other property income	193	349	-44.7%	74	186	-60.2%
	62,309	64,503	-3.4%	30,182	32,288	-6.5%

Expenses
Property operating	5,962	7,116	-16.2%	2,843	3,739	-24.0%
Property taxes	11,301	11,377	-0.7%	5,705	5,565	2.5%
Other non-recoverable operating expenses	806	862	-6.5%	396	414	-4.3%
	18,069	19,355	-6.6%	8,944	9,718	-8.0%

Same Property Net Operating Income	$44,240	$45,148	-2.0%	$21,238	$22,570	-5.9%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	869	910		425	495
Other Interest income	248	177		106	100
Other Dividend Income	182	97		182	-
Consolidated lease termination income	348	16		139	-
Consolidated amortization of above and below market leases	350	291		172	156
Consolidated straight line rent income	550	600		488	164
Equity in net income of unconsolidated joint ventures	-	-		(513)	(342)
Taxable REIT subsidiary income/(loss)	326	125		195	(47)
Solar income/(loss)	(191)	(175)		(79)	(58)
Storage income/(loss)	474	452		238	233
Unrealized holding gains arising during the periods	109	-		109	-
Gain on sale of marketable securities	-	403		-	-
Interest expense	(6,648)	(7,110)		(3,309)	(3,532)
General and administrative expenses	(6,384)	(4,919)		(3,607)	(2,265)
Uncollectable amounts in lease income	(1,845)	(496)		(1,502)	(242)
Directors fees and expenses	(193)	(192)		(88)	(84)
Depreciation and amortization	(14,283)	(13,925)		(7,148)	(6,985)
Adjustment for intercompany expenses and other	(1,063)	(1,424)		183	(203)

Total other -net	(27,151)	(25,170)		(14,009)	(12,610)
Income from continuing operations	17,089	19,978	-14.5%	7,229	9,960	-27.4%
Gain (loss) on sale of real estate	(328)	-		11	-
Net income	16,761	19,978	-16.1%	7,240	9,960	-27.3%
Net income attributable to noncontrolling interests	(2,066)	(2,201)		(1,028)	(1,100)
Net income attributable to Urstadt Biddle Properties Inc.	$14,695	$17,777	-17.3%	$6,212	$8,860	-29.9%

Same Property Operating Expense Ratio (Note 1)	78.9%	88.1%	-9.2%	69.1%	86.8%	-17.7%

Note 1 - Represents the percentage of property operating expense and real estate tax
Note 2 - Excludes straight line rent, above/below market lease rent, lease termination income, and bad debt expense.
Note 3 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2020	2019
	(Unaudited)
Assets
Cash and Cash Equivalents	$33,868	$94,079

Marketable Securities	$7,092	$-

Real Estate investments before accumulated depreciation	$1,149,653	$1,141,770

Investments in and advances to unconsolidated joint ventures	$28,254	$29,374

Total Assets	$1,018,897	$1,072,304

Liabilities
Revolving credit line	$35,000	$-

Mortgage notes payable and other loans	$303,253	$306,606

Total Liabilities	$381,851	$414,704

Redeemable Noncontrolling Interests	$66,257	$77,876

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$570,789	$579,724